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                                                                    EXHIBIT 4.15

                      FINDER'S FEE AGREEMENT FOR LICENSING

This Finder's Fee Agreement for Licensing (the "AGREEMENT") is entered into and effective this 26 day of August, 2004 (the "EXECUTION DATE"), by and between:

Shanghai Linktone Consulting Co., Ltd., a corporation organized and existing under the laws of People's Republic of China ("PRC") and having its principal place of business at 5F, Eastern Tower, 689 Beijing East Road, Shanghai 200001, PRC ("LINKTONE"); and

Mitsubishi Corporation, a corporation organized and existing under the laws of Japan and having its principal place of business at 6-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan ("MC").

                                    RECITALS

WHEREAS, Linktone is a provider of wireless value-added services to mobile telephone users (collectively, "MOBILE USERS") in the PRC and desires to distribute certain content including, without limitation, comics, cartoon characters and graphics (collectively, the "CONTENT") for Mobile Users; and

WHEREAS, MC is willing to introduce to Linktone Japanese companies which own Content ("CONTENT HOLDERS") on behalf of and at the risk of Linktone, subject to the terms and conditions set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein the parties agree as follows:

      1. APPOINTMENT

      1.1 Subject to the terms and conditions of this Agreement, Linktone hereby appoints MC as its Preferred Representative in Japan to facilitate the procurement of Content by Linktone or its affiliates which is suitable for wireless value-added services to Mobile Users from Content Holders, with the intention of enabling Linktone or its affiliates to execute agreements with Content Holders which grant Linktone or its affiliates the right and license to use, sublicense, distribute and publicly display Content ("LICENSE AGREEMENTS"), and MC hereby accepts such appointment. As used in this Agreement, the term "PREFERRED REPRESENTATIVE" shall mean an agent that has the right to provide Linktone with the Services (as defined in Article 1.2) in Japan.

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      1.2 MC agrees that, during the term of this Agreement and subject to the terms and conditions set forth herein, it will use commercially reasonable efforts to provide the following services (collectively, the "SERVICES"):

      (a) Research and study the Japanese market in connection with Content; Prepare periodic (delivered to Linktone at least once per calendar quarter) written reports specifying the company name of Content Holders with which MC makes contact, it being agreed that MC shall obtain Linktone's prior consent before contacting any Content Holder (each, a "REPORT"); and

      (b) Negotiate with Content Holders the terms and conditions of License Agreements for and on behalf of Linktone or its affiliate, in each case in accordance with prior instructions by Linktone or its affiliates from time to time.

      1.3 MC shall not provide the Services to any other provider of wireless value-added services to Mobile Users or carriers in the PRC except for Linktone during the term of this Agreement; provided, however, that if within one month of delivering any Report to Linktone, Linktone states in writing (including e-mail) that it is not interested in distributing Content from any Content Holder listed in the Report, MC may thereafter provide Services to any other provider of wireless value-added services to Mobile Users or carriers with respect to such Content Holder.

      2. COMMISSION

      2.1 In the event that Linktone or its affiliate enters into and executes any License Agreement with a Content Holder which is specified in a Report, MC shall be entitled to a commission equal to five percent (5%) of the Net Revenue derived from each such License Agreement (the "COMMISSION") from the effective date of each such License Agreement until the earlier of (i) the two year anniversary of the launch of commercial services by Linktone or its affiliate pursuant to such License Agreement, and (ii) the termination of all payment obligations under such License Agreement. Linktone's obligation to make Commission payments under this Article 2 shall survive termination of this Agreement. As used in this Agreement, the term "NET REVENUE" shall mean the amount that shall be calculated as follows:

      Net Revenue =   the gross revenue arising out of or in connection with
                      Linktone's or its affiliate's sale, sub-licensing or other disposition of any rights related to Content licensed under each License Agreement, including the gross revenues of any services provided by Linktone in connection therewith, <minus> carrier fee (including carrier service fees and network transmission fees charged by the carrier)
                      <minus> business tax.

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      2.2 Linktone shall make Commission payments to MC quarterly within thirty
(30) days from the date MC issues a written request for payment; provided however, that in the event that, during any such quarterly period, Linktone or its affiliate has not received all Net Revenues payable from any person from whom Linktone or its affiliate is due to receive Net Revenues, Linktone's obligation to make Commission payments on the Net Revenues from such person shall be extended until the date that is five (5) days after the day that Linktone or its affiliate receives all outstanding Net Revenues from such person.

      2.3 The Commission will be paid in United States Dollars or the currency which is determined at the option of MC; provided, that if MC requests that payment be made in any currency other than United States Dollars, the costs and fees of exchanging the Commission into such other currency shall be borne by MC and MC shall bear the risk of fluctuations in the exchange rate between the United States Dollar and such other currency.

      2.4 All payments due to MC under this Agreement shall be made by bank wire transfer to the bank account designated by MC. No payment shall be made to any person, firm or corporation other than MC.

      3. LINKTONE CUSTOMER AGREEMENTS. Any agreement between Linktone or its affiliate and any other person that gives rise to Net Revenues shall be in writing, signed and executed between Linktone or its affiliate and each such person. For the avoidance of doubt, MC shall not in any way be liable or responsible for any obligation and liability under any such agreement, or from any License Agreements between Linktone or its affiliate and the Content Holders.

      4. EXPENSES. All expenses and disbursements incurred by MC in its performance of the services as set forth in Article 2 shall be borne by MC.

      5. NO LIABILITIES: INDEMNITY. In no event will either party be liable for any loss of profits, loss of business, or for any indirect, special, incidental or consequential damages of any kind, even if such party has been advised of the possibility of such damages; and (b) Linktone's entire liability to MC for damages concerning performance or nonperformance by Linktone or in any way related to the subject matter of this Agreement, and regardless of the form of any claim or action, will not exceed the amount paid to MC hereunder in the prior 12 month period.

      6. EFFECTIVE PERIOD. This Agreement shall be effective for a period of one
(1) year commencing on the date hereof and shall thereafter be automatically extended for successive one (1) year renewal terms, unless either party gives the other a notice of termination in writing at least one (1) month prior to the expiration of the original term or any such extension term of this Agreement.

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      7. ASSIGNMENT. Neither party to this Agreement may assign or transfer its rights or obligations hereunder to any other person or enterprise without the prior written consent of the other party.

      8. GOVERNING LAW. This Agreement and the rights and obligations hereunder and the relations of the parties and all matters arising under or in connection with this Agreement, including the construction, validity, performance and termination thereunder, shall be governed, construed and determined in accordance with the laws of Hong Kong SAR.

      9. PROVISION AGAINST WAIVER. No waiver of any terms or provisions of this Agreement, or of any breach thereof, shall be construed as a waiver of any other term or provision, or of any other breach of the same terms or provisions. No waiver of any terms or provisions of this Agreement shall be effective unless made in writing signed by the party against whom such waiver is sought to be enforced.

      10. ARBITRATION. All disputes, controversies or differences which may arise between the parties hereto, out of, in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration in Hong Kong SAR in accordance with the UNCITRAL Arbitration Rules. The award rendered by arbitrator(s) shall be final and binding upon both parties.

      11. EXECUTION AND MODIFICATION.

      11.1 This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof. Any representations, or terms and conditions relating to transactions within the scope of this Agreement which are not incorporated or referenced herein shall not be binding upon either party. THE PRIOR AGREEMENT BETWEEN MC AND LINKTONE DATED 15 NOVEMBER 2001 IS HEREBY TERMINATED.

      11.2 No amendment, modification, extension, renewal, ratification, rescission, termination or notice of termination of this Agreement or any of the provisions hereof nor any representation, promise or condition relating to this Agreement shall be binding upon either party unless made in writing and signed by an authorized representative of such party.

      11.3 If any provision of this Agreement or the applicability of such provision shall be held illegal or unenforceable, the remainder of the Agreement or the application of such provision to other circumstances shall not be affected thereby.

      11.4 This Agreement will not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; the parties will at all times be and remain independent contractors and

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neither party nor its agents have any authority of any kind to bind the other party in any respect whatsoever.

IN WITNESS WHEREOF, both parties have caused this Agreement to be executed in duplicate, each of which shall be considered as original, by their respective officers thereunto duly authorized as of the day and year first above written.

Shanghai Linktone Consulting Co., Ltd.

By: /s/ Raymond Yang Lei
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Name: Raymond Yang Lei
Title: Chief Executive Officer

Mitsubishi Corporation

By: /s/ Tetsuya Yamamoto
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Name: Tetsuya Yamamoto
Title: General Manager, Consumer Business Development Unit